EXHIBIT 16

Letter re change in certifying accountant

August 28, 2013

U.S. Securities and Exchange Commission
100 F. Street, NE
Washington, DC 20549

Re: Altex Industries, Inc. Commission File Number 1-9030

Gentlemen:

We have read the statements of Altex Industries, Inc. in Item 4.01 of Form 8-K dated August 27, 2013, and are in agreement with the statements as they relate to Comiskey & Company, PC contained therein. We have no basis to agree or disagree with other statements contained therein.

/s/ Comiskey & Company
PROFESSIONAL CORPORATION